SUB - ITEM 77H

For MFS Mid Cap Value Fund (the "Fund"), a series of MFS SeriesTrust XI, as of March 31, 2006, the following person or entity now own more than 25% of the fund's voting security:


                    Person/Entity                                    Percentage


               State Street Corporation                                 26.79%